Exhibit 3(a)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TASTY BAKING COMPANY

In compliance with the requirements of the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended, Tasty Baking Company, incorporated under an act to provide for the incorporation and regulation of certain corporations approved April 29, 1874, P.L. 73, and the several supplements thereto, hereby amends and restates its Articles of Incorporation as follows:

FIRST.  The name of the corporation is Tasty Baking Company.

SECOND.  The purposes for which the corporation is organized are as follows:

To manufacture or otherwise produce, use, buy, sell and otherwise deal in goods, wares, merchandise and other articles of commerce and personal property of every kind and nature including human foods of every kind and description.

To acquire by purchase, lease, grant, gift, devise, bequest, exchange of securities or property, or otherwise, any property, real or personal, and any interest therein, including the business, good-will, rights and assets of any person, partnership, association or corporation engaged in any lawful business.

To hold, own, improve, develop, lease, sell, mortgage, pledge and otherwise deal in, invest in and dispose of, any property, real or personal, and any interest therein, including the business, good-will, rights and assets of any person, partnership, association or corporation engaged in any lawful business.

THIRD.  The location and post office address of the registered office of the corporation in the Commonwealth of Pennsylvania is 2801 Hunting Park Avenue, Philadelphia, Pennsylvania, 19129.

FOURTH.  The corporation is to exist perpetually.

FIFTH:  The aggregate number of shares which the corporation shall have authority to issue is 30,000,000 shares of common stock having a par value of $0.50 per share.  Any or all shares of each class and series, or any part thereof, may be certificated or uncertificated, except as may be otherwise expressly provided in the terms of a particular class or series and except that shares represented by a certificate that are issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the corporation.  In accordance with Section 1528(f) of the Pennsylvania Business Corporation Law of 1988, as amended, or any successor provision, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of holders of uncertificated shares of the same class and series shall, except as otherwise expressly provided by law, be identical.

SIXTH.  The number of directors of the corporation shall be fixed from time to time by or pursuant to its by-laws, but the number shall never be less than three and shall never be more than ten.  Effective with the election of directors at the annual meeting of shareholders to be held in 1986, the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the by-laws; one class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1987, another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1988, and another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1989, with the members of each class to hold office until their successors are elected and qualified.  At the annual meetings of shareholders of the corporation to be held in 1987 and thereafter, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a three year term and until their successors are elected and qualified.

Notwithstanding anything contained in these Articles of Incorporation to the contrary and notwithstanding the fact that a lesser percentage may be permitted by law or the by-laws of the corporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any director from office without assigning any cause for such removal at any annual or special meeting of shareholders.

Notwithstanding anything contained in these Articles of Incorporation to the contrary and notwithstanding the fact that a lesser percentage may be permitted by law or the by-laws of the corporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provisions inconsistent with, or repeal this Article SIXTH or any provision hereof at any annual or special meeting of shareholders.

Entity #: 352490
Date Filed:  11/24/2009
Pedro A. Cortés
Secretary of the Commonwealth

PENNSYLVANIA DEPARTMENT OF STATE
CORPORATION BUREAU
_________________________________________________________
Statement of Change of Registered Office (15 Pa.C.S.)
☒ Domestic Business Corporation (§ 1507)
☐ Foreign Business Corporation (§ 4144)
☐ Domestic Nonprofit Corporation (§ 5507)
☐ Foreign Nonprofit Corporation (§ 6144)
☐ Domestic Limited Partnership (§ 8506)

Fee:  $70

In compliance with the requirements of the applicable provisions of 15 Pa.C.S. (relating to corporations and unincorporated associations), the undersigned corporation or limited partnership, desiring to effect a change of registered office, hereby states that:

1.	The name is: Tasty Baking Company

2.	The (a) address of its initial registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is:

(a) Number and Street	City	State	Zip	County
2801 Hunting Park Avenue	Philadelphia	PA	19129	Philadelphia

(b) Name of Commercial Registered Office Provider	County
c/o: N/A

3.	Complete part (a) or (b):

(a) The address to which the registered office of the corporation or limited partnership in this Commonwealth is to be changed is:

Navy Yard Corporate Center Three Crescent Dr. Ste 200	Philadelphia,	PA	19112	Philadelphia
Number and street	City	State	Zip	County

(b) The registered office of the corporation or limited partnership shall be provided by:

c/o:
Name of Commercial Registered Office Provider		County

DSCB: 15-1507/4144/5507/6144/8506-2

4.	Strike out if a limited partnership:

Such change was authorized by the Board of Directors of the corporation.

IN TESTIMONY WHEREOF, the undersigned has caused
this Statement of Change of Registered Office to be signed
by a duly authorized officer thereof this

24th day of November, 2009.

Tasty Baking Company
Name of Corporation/Limited Partnership

/s/Lisa A. Hanssen
Signature

Lisa A. Hanssen, V.P. & Asst. General Counsel
Title

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